NEWS RELEASE
For Immediate Release:
June 9, 2026

Sterling Announces Acquisition of Stone Ridge Contracting, LLC.

THE WOODLANDS, TX – June 9, 2026
Acquisition Expands Sterling's E-Infrastructure Site Development Services Into the Pacific Northwest

Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced that it has closed on the acquisition of Stone Ridge Contracting, LLC. (Stone Ridge), a Pocatello, Idaho-based site development contractor. Stone Ridge will join Sterling's E-Infrastructure Solutions segment.
Stone Ridge is a leading, non-union contractor delivering heavy civil, concrete, and construction management services across high-growth sectors including data centers, mining, and industrial infrastructure. The transaction strengthens Sterling's E-Infrastructure geographic footprint across the Pacific Northwest and Texas, which have been key focus areas for strategic geographic expansion. The Stone Ridge service area includes Idaho, Oregon, North Dakota, Washington, and Texas.
Stone Ridge is expected to generate full-year 2026 revenue in the range of $180 million to $200 million and EBITDA margins in the mid-teens, consistent with well-run site development contractors of similar scale. Sterling plans to update its full year 2026 financial guidance to reflect the partial year contribution from Stone Ridge at the time of its second quarter 2026 financial report.
The purchase price multiple paid for Stone Ridge is within Sterling's typical range for site development assets. The upfront purchase price consists of a combination of cash and Sterling common stock. Additionally, Stone Ridge has an earn out opportunity, contingent upon meeting certain EBITDA targets on or before December 31, 2031.
Management Commentary
"We are excited to welcome Stone Ridge to the Sterling family. The team at Stone Ridge has built an exceptional company through a relentless focus on customers, operational excellence, and entrepreneurial leadership," stated Joe Cutillo, Sterling's Chief Executive Officer. “Just as important, they share Sterling’s culture and long-term approach to creating value. We are pleased that the leadership team will remain in place following the transaction to guide the business through its next chapter of growth."
"This acquisition strengthens our ability to serve existing customers across a broader geographic footprint while also adding new, attractive end markets and customer relationships," continued Mr. Cutillo. "Further, we believe that by leveraging Sterling's broad platform and financial resources, there is a compelling opportunity to accelerate growth and drive margin expansion at Stone Ridge. We look forward to building on the strong foundation already in place and capitalizing on the significant opportunities ahead."

About Sterling
Sterling Infrastructure, Inc., (“Sterling,” “the Company,” “we,” “our” or “us”) operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services and mission-critical electrical services for data centers, semiconductor fabrication, manufacturing, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, "We build and service the infrastructure that enables our economy to run, our people to move and our country to grow."

Company Contact:
Sterling Infrastructure, Inc.
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
Noelle.Dilts@strlco.com